Exhibit 99.1

PRESSRELEASE

www.HelixESG.com

Helix Energy Solutions Group, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505
08-016

For Immediate Release 08-016	Contact:	Anthony Tripodo,
Chief Financial Officer
H. Clifford Buster,
Vice President & Treasurer
Date: September 23, 2008
Helix Updates on Hurricane Impact
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) is issuing a preliminary report on the impact of both Hurricanes Ike and Gustav on its operations. Both hurricanes have impacted the Company’s Gulf of Mexico oil and gas production, while the Company’s contracting services businesses remain operational with little or no business interruption. Presently, nearly all of its oil and gas production remains shut in from Hurricane Ike as the extent of damage to production facilities and third party pipelines is assessed. The Company expects third quarter, 2008 production to be approximately 5 bcfe lower than the second quarter of 2008 due to shut in production in September. While the Company has sustained some damage to its own production facilities from Hurricane Ike, the larger issue in terms of production recovery involves damage to third party pipelines and onshore processing facilities. The timing of when these facilities will be operational is uncertain and not subject to the Company’s control.
To date the Company has identified four shelf production platforms plus certain other production assets that have sustained extensive damage. However, the Company’s assessment of damage to its gas production assets is ongoing and thus has not been fully evaluated. The Company carries comprehensive insurance on all of the Company’s operated and non-operated producing and non-producing properties; however, there will be some amounts subject to deductibles.
The majority of the Company’s deepwater production facilities and associated shelf host platforms received only minor damage and are currently being re-manned for reinstatement of production operations. Prior to Hurricane Gustav, Helix commenced production from its Bushwood (Noonan) development before having to shut the well in for Hurricane Gustav and then again for Hurricane Ike. The Bushwood development has apparently sustained little or no damage to its three subsea wells and the subsea infrastructure that connects the wells to the host facility located at East Cameron Block 381, although damage to a third party export pipeline downstream from the East Cameron host facility will delay the restart of production from this key field. Helix expects the field to meet its production rate expectations after production resumes.

Helix’s contracting services business has experienced little or no business interruption. While the Company’s Port Arthur spoolbase suffered damage, to date no interruptions have occurred to pipelay work in the Gulf of Mexico. The Company expects its 58% owned subsidiary, Cal Dive, to receive an incremental amount of inspection, repair and maintenance work as a result of the damage caused by Hurricane Ike.
As a result of production shut-ins and the resultant deferrals from the two storms, the Company will not achieve its total 2008 production estimates. As such, our prior earnings guidance for 2008 is no longer meaningful and it is too early to determine the impact on 2009 earnings. The Company plans to provide an updated report on the hurricane impact and production guidance for the remainder of the year in connection with the release of its third quarter 2008 results.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides reservoir development solutions and other contracting services to the energy market as well as to its own oil and gas business unit. The Company’s contracting services segment utilizes its vessels and offshore equipment that when applied with its methodologies reduce finding and development costs and cover the complete lifecycle of an offshore oil and gas field. Its oil and gas segment engages in prospect generation, exploration, development and production activities. The Company operates primarily in the Gulf of Mexico, North Sea, Asia Pacific and Middle East Regions.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.